Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces First Quarter 2011 Results
- Adjusted EPS of $0.60 on Revenue Growth of 7.5% -
- Increases Revenue and EPS Guidance, Primarily for Currency -
- 2011 Adjusted EPS Guidance Range is $2.30 to $2.50 -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA April 28, 2011 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first quarter of 2011.  Summary comparative results were as follows:

	Three Months Ended March 31,
($ millions, except per-share data )	2011	2010

Net Sales	$295.4	$274.7
Gross Profit	88.0	82.2
Reported Operating Profit	28.8	28.9
Adjusted Operating Profit (1)	30.7	29.5
Reported Diluted EPS	$0.56	$0.57
Adjusted Diluted EPS(1)	$0.60	$0.58

(1)See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release

First-quarter 2011 sales grew 7.5% from the same period last year, or 7.3% excluding the effects of foreign currency translation. Sales increased 8.5% in Pharmaceutical Packaging Systems and 4.7% in Pharmaceutical Delivery Systems. The overall sales mix improved as a result of growing sales of high-value pharmaceutical packaging components and proprietary devices. Contract manufacturing revenues were flat due to scheduled price reductions that offset other gains, and sales of disposable medical device components declined. The Company’s order backlog at the end of the quarter was over 11% higher than the comparable amounts at December 31 and March 31, 2010.

Consolidated gross profit margin of 29.8% in the quarter was substantially unchanged from the 29.9% reported in the prior-year period. The improved sales mix and production efficiencies offset most of the effects of other increases in production costs, while overall selling prices were only marginally higher. SG&A costs were $4.0 million higher in the quarter as a result of increases in sales and marketing costs and stock-based compensation costs, which increased  primarily due to changes in the Company’s share price. R&D spending grew by $1.5 million over the prior-year period, as a result of increased development activity in Pharmaceutical Packaging Systems and spending associated with the electronic-patch-injector technology that was acquired in July 2010.

Executive Commentary

“First, I am pleased to report that our Japanese partner, Daikyo Seiko Ltd., is operating well in the aftermath of the recent earthquake and tsunami,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “We were very fortunate that Daikyo’s employees and their families were not directly affected by this tragedy.  Daikyo did experience brief interruptions in production and is devoting increased efforts to supply chain management, communications and relevant safety procedures. We experienced only minor delays in shipments from Japan at the end of the quarter.”

“The strength and composition of our sales growth during the quarter supports our belief in the fundamental shift in our business toward products of measurably higher quality and functionality,” said Dr. Morel. “The marginal effects of stock-price on SG&A costs and a delayed shipment from Japan weighed on our results in the quarter, but are not expected to detract from the year. We are increasing expectations for 2011 to reflect the generally more favorable impact of currency and a still-growing order backlog, tempered by limited visibility into sales and commodity-based material costs in the second half of the year.”

“Our leading new product development programs continue to advance. We are producing commercial-scale quantities of Westar® RU sterilized products, and Envision® products are being well received. Customer interest in the full range of Daikyo Crystal Zenith® vial and syringe products is growing.  We have commenced expanding capacity to produce 1-ml insert-needle syringes and we continue to see growth in customer-funded development work. Progress on the Confidose® auto-injector has focused on enhancing ease of use by patients with impaired manual dexterity, and interest in the recently acquired electronic-patch-injector continues to exceed our original expectations.”

Pharmaceutical Packaging Systems

Pharmaceutical Packaging Systems sales were $215.8 million, compared to $198.9 million in first quarter of 2010, an increase of 8.5%, or 8.1% excluding $0.7 million of favorable currency effects. Sales of pharmaceutical packaging components were approximately 14% higher, but were partially offset by lower sales of disposable device components and lower development and laboratory service revenues.  The overall increase was driven by sales of the Company’s high-value pharmaceutical packaging products and bolstered by customer orders that had been deferred from the fourth quarter of 2010. FluroTec®-coated components, Westar-processed components and the recently introduced Envision line of vision-inspected products contributed notably to sales growth.

Sales increased in all geographic regions, with quarterly improvements in Europe contributing most to the year-over-year growth. The smaller Asia business continues to be the fastest growing region, and South American sales also grew faster than overall segment sales, while U.S. sales grew modestly.

Gross profit of $73.2 million in the current quarter was $4.0 million higher than in the prior-year period.  The increase was primarily a function of sales growth and a generally improved sales mix.  Gross margin of 33.9% was 0.9 percentage points lower than in the prior-year period, mainly due to higher costs associated with material prices and labor rates, net of the positive effects of increased sales prices, the improved sales mix, and overall operating effectiveness. Results for the quarter included $0.9 million in unrealized gains on derivative instruments that relate to planned raw material purchases later in the year.

R&D costs increased $0.9 million, reflecting an increased emphasis on improving the consistency, cleanliness and value of pharmaceutical packaging components.  Quarterly SG&A costs were $1.9 million higher, primarily due to increases in staffing of sales and support functions, particularly in rapidly growing regions.  The resulting operating profit of $42.0 million was $2.2 million, or 5.5%, higher than in the first quarter of 2010.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales of $80.5 million in the quarter were $3.6 million, or 4.7%, ahead of the first quarter of 2010, net of 0.2 percentage points of unfavorable currency translation. The increase was due to growth in sales of proprietary reconstitution devices and a net increase in contract manufacturing and other service revenues for customers in the healthcare and personal-care product markets.  Results included $2.6 million in scheduled price reductions under certain contract-manufacturing agreements and a $1.1 million reduction attributed to a customer decision to discontinue a contract-manufactured product. Proprietary products generated 20% of revenues in the quarter, compared to 16% in the prior-year period. Proprietary product sales include drug reconstitution aids, éris™ safety syringes, and Daikyo Crystal Zenith packaging and prefillable syringes.

Gross profit was $14.8 million, or $1.8 million higher than in the 2010 quarter, and gross profit margin improved by 1.4 percentage points to 18.4%. The increase in gross profit margin was achieved despite the contracted price reductions and discontinued product, and was due to product and service revenue improvements, and to volume and restructuring-related cost savings.

R&D costs for the continuing development of proprietary devices grew $0.6 million, primarily as a result of spending on the recently acquired electronic-patch–injector system.  SG&A costs were $0.7 million higher than in the first quarter of 2010 due primarily to selling costs directly associated with the increased sales of proprietary reconstitution devices. Operating profit was $1.8 million compared to $1.2 million in the prior-year period.

Corporate and Other

U.S. pension expense decreased by $0.3 million, to $3.3 million, in the first quarter compared to the same period last year as a result of revisions in the valuation of pension plan assets and liabilities at the beginning of the year. Stock-based compensation expense increased $1.0 million over the 2010 quarter, primarily because of changes in the Company’s share price. Other unallocated corporate, general and administrative costs increased by $0.9 million on increased business development and real estate-related activities.

Net interest expense of $4.5 million was $0.6 million higher than in the 2010 quarter as a result of costs associated with the 2010 refinancing of the Company’s revolving credit facility and a lower rate of capitalization of interest costs. Excluding items described in “Restructuring and Other Items”, the estimated annual effective tax rate for 2011 is 24.8%, compared to an estimate of 24.9% in the first quarter of 2010.  The decrease reflects changes in the year-over-year composition of international earnings, as well as interim changes in applicable tax rates and law.

Net income includes $1.4 million of equity in earnings of affiliated companies in which the Company owns a minority interest, a $0.4 million increase over the prior year that is attributed primarily to operating results at Daikyo Seiko, Ltd., the Company’s 25% owned affiliate in Japan.

Restructuring and Other Items

During the fourth quarter of 2010, West announced restructuring plans that included, among other changes, the planned closing of its Montgomery, Pennsylvania facility in 2011, and a reduction of operations at its Cornwall, England facility.  The Company recorded $1.9 million in related charges in the current quarter, primarily for severance costs.  Savings associated with the plan are expected to be approximately $6 million in 2011 and are expected to increase to $12 million annually following completion of the plan in 2013. During the first quarter of 2010, the Company recognized $0.6 million of charges associated with an earlier restructuring plan.

The Company recorded a net tax charge of $0.2 million associated with discrete tax items in the current quarter, primarily the effect of tax law changes on deferred taxes.

For further information, see “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Financial Guidance

The Company provided an update to its full-year 2011 revenue and earnings per share financial guidance, which is summarized as follows:

2011 Guidance
Consolidated Sales(2)	$1.16 to $1.19 billion
Pharmaceutical Packaging Systems Revenue(2)	$830 to $850 million
Pharmaceutical Packaging Systems Gross Profit Margin (% of Sales)	33.0%
Pharmaceutical Delivery Systems Revenue (2)	$330 to $340 million
Pharmaceutical Delivery Systems Gross Profit Margin (% of Sales)	20.5%
Consolidated Gross Profit Margin	29.5%

Full-Year Adjusted Diluted EPS(2)	$2.30 to $2.50

(2) See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.45 for the remainder of 2011.

The increased sales expectations are based on first-quarter results, expected more favorable translation of foreign-currency sales and growth in the sales backlog.  Revisions to gross margin and Adjusted Diluted EPS expectations reflect, among other things, first quarter results, the revised sales expectations and expected increases in production and other costs, including raw materials and the adverse effects of foreign exchange on costs.

The consequences of items described in “Supplemental Information and Notes to Non-GAAP Financial Measures” and which were excluded from the calculation of 2011 Adjusted Diluted EPS, and any similar items that may be incurred in 2011, are excluded from the 2011 guidance for Adjusted Diluted EPS.

The Company expects 2011 capital spending to be between $110 million and $130 million, excluding an estimated $22 million of current-year commitments to the planned construction of a new corporate and research facility that will be funded in 2013.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial (U.S.) 866-713-8566 or (International/toll) 617-597-5325. The passcode is 44873024.

A live broadcast of the conference call and the accompanying slide presentation will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the streaming media software required to view the slide presentation and listen to the Internet broadcast.  The slides are in “pdf” format and can be downloaded by selecting “Presentations” section in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, May 5, 2011, by dialing (U.S.) 888-286-8010 or (International) 617-801-6888 and entering passcode 47324120.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended
	March 31, 2011		March 31, 2010
Net sales	$295.4	100%	$274.7	100%
Cost of goods and services sold	207.4	70	192.5	70
Gross profit	88.0	30	82.2	30
Research and development	6.9	2	5.4	2
Selling, general and administrative expenses	50.6	17	46.6	17
Restructuring and other items	1.9	1	0.6	-
Other (income) expense, net	(0.2)	-	0.7	-
Operating profit	28.8	10	28.9	11
Interest expense, net	4.5	2	3.9	2
Income before income taxes	24.3	8	25.0	9
Income tax expense	6.1	2	6.2	2
Equity in net income of affiliated companies	1.4	1	1.0	-
Net income	$19.6	7%	$19.8	7%

Net income per share:
Basic	$0.59		$0.60
Assuming dilution	$0.56		$0.57

Average common shares outstanding	33.5		33.1
Average shares assuming dilution	36.8		36.5

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended
	March 31
Net Sales:	2011	2010
Pharmaceutical Packaging Systems	$215.8	$198.9
Pharmaceutical Delivery Systems	80.5	76.9
Eliminations	(0.9)	(1.1)
Consolidated Total	$295.4	$274.7

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$42.0	$39.8
Pharmaceutical Delivery Systems	1.8	1.2
U.S. pension expense	(3.3)	(3.6)
Stock-based compensation expense	(3.3)	(2.3)
General corporate costs	(6.5)	(5.6)
Adjusted Operating Profit	30.7	29.5
Restructuring and other items	(1.9)	(0.6)
Consolidated Total	$28.8	$28.9

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2011
(in millions, except per share data)

	As Reported March 31, 2011	Restructuring and related charges	Discrete tax items	Non-GAAP March 31, 2011
Operating profit	$28.8	$1.9	$-	$30.7
Interest expense, net	4.5	-	-	4.5
Income before income taxes	24.3	1.9	-	26.2
Income tax expense	6.1	0.6	(0.2)	6.5
Equity in net income of affiliated companies	1.4	-	-	1.4
Net income	$19.6	$1.3	$0.2	$21.1

Net income per diluted share	$0.56	$0.04	$-	$0.60

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2010
(in millions, except per share data)

	As Reported March 31, 2010	Restructuring and related charges	Non-GAAP March 31, 2010
Operating profit	$28.9	$0.6	$29.5
Interest expense, net	3.9	-	3.9
Income before income taxes	25.0	0.6	25.6
Income tax expense	6.2	0.2	6.4
Equity in net income of affiliated companies	1.0	-	1.0
Net income	$19.8	$0.4	$20.2

Net income per diluted share	$0.57	$0.01	$0.58

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

1)
Use of Non-GAAP Financial Measures- This press release and the preceding discussion of our results and the accompanying financial tables use non-GAAP financial measures. West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain business trends relating to West’s financial condition, results of operations and the Company’s overall performance.  Our executive management team uses adjusted operating profit and adjusted diluted EPS to evaluate the performance of the Company in terms of profitability and to compare operating results to prior periods. Adjusted operating profit is also used to evaluate changes in the operating results of each segment and to allocate resources to our segments.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.  The principal limitation of such non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded.  In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded from the non-GAAP financial measures.  In order to compensate for these limitations, our executive management presents its non-GAAP financial measures in connection with its GAAP results.  We urge investors and potential investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures, and not rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the preceding tables.

The following is a description of the items excluded from adjusted operating profit and adjusted diluted EPS:

Restructuring and related charges:  During the first quarter of 2011, we recognized restructuring and related charges totaling $1.9 million. The majority of these charges were for employee severance and benefits incurred as part of the restructuring program launched in December of 2010.

For the quarter ended March 31, 2010, we incurred restructuring and related charges of $0.6 million as part of the restructuring plan announced in the fourth quarter of 2009.

Discrete tax items:  During the first quarter of 2011, we recognized a discrete tax charge of $0.2 million resulting from the impact on deferred tax balances of changes in tax laws in certain foreign tax jurisdictions.

2)	Reconciliation of 2011 Adjusted Guidance to 2011 Reported Guidance is as follows:

Full Year 2011 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.30 to $2.50
Restructuring, net of tax	(0.09) to (0.08)
Reported guidance	$2.21 to $2.42

(3)  Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.45 for the remainder of 2011. Actual results will vary as a result of variability of exchange rates.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2011	2010
Depreciation and amortization	$19.5	$17.7
Operating cash flow	$9.5	$11.5
Capital expenditures	$19.4	$17.7

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of March 31, 2011	As of December 31, 2010
Cash and cash equivalents	$94.6	$110.2
Debt	$371.0	$358.4
Equity	$663.1	$625.7
Net Debt to Total Invested Capital †	29.4%	28.4%
Working Capital	$298.3	$266.9

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

Cautionary Statement
Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to statements about expected financial results for 2011and future years.

Each of these estimates is based on preliminary information, and actual results could differ from these preliminary estimates.  We caution investors that the risk factors below, as well as those set forth under the caption "Risk Factors" in our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission and as revised or supplemented by our quarterly reports on Form 10-Q, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. You should evaluate any statement in light of these important factors. Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Factors that may impact forward-looking statements include, but are not limited to:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•	the timing, regulatory approval and commercial success of customer products that incorporate our products;

•	the timely execution and completion of our 2010 restructuring plan within the cost estimates, and the achievement of cost savings, anticipated by the plan;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials, key purchased components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

•
the after-effects of the March 11, 2011 earthquake and tsunami in Japan on the operations of our Daikyo affiliate may affect the timely supply of materials and components used in our products, the timely delivery of products that are distributed by us, and Daikyo’s operating results; and

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on customer demand, product pricing and profitability.

Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd.
Daikyo Crystal Zenith® and FluroTec® technologies are licensed from Daikyo Seiko, Ltd.